Exhibit T3A.81

Secretary of State State of Wyoming The Capitol Cheyenne, WY 82002-0020

ARTICLES OF INCORPORATION

I.	Corporate Name: CBL/GP II, Inc.

II.	Number and class of shares which the corporation is authorized to issue that together have unlimited voting rights:

2,000 Common shares with no par value.

Number and class of shares which are entitled to receive the net assets of the corporation upon dissolution: (This class of shares may also be the class of shares that together have unlimited voting rights.)

2,000 Common shares with no par value.

III.	The registered agent and street address of its registered office are:

C T Corporation System
1720 Carey Avenue
Cheyenne, Wyoming 82001

(The registered agent may be an individual who resides in this state, a domestic corporation or not-for-profit domestic corporation, or a foreign corporation or not-for-profit corporation authorized to transact business in this state whose business office is identical with the registered office.)

IV.	The name and address of the incorporator is:

Jeffery V. Curry

Suite 103, One Park Place 6148 Lee Highway Chattanooga, Tennessee 37421

Signed:	/s/ Jeffery V. Curry
Jeffery V. Curry,
Incorporator

Dated:	December 22, 1994

For name availability purposes list the type of business the corporation will be conducting: To acquire, develop, construct, manage, lease, sublease, sell, own and operate commercial or residential real property, either alone or in partnership with others, and to engage in and transact any and all lawful business activities permitted corporations under the laws of the State of Wyoming.

INSTRUCTIONS:

Filing Fee: $90.00

1. The Articles of Incorporation shall be accompanied by a written consent to appointment executed by the registered agent.

2. Articles of Incorporation shall be accompanied by one conformed copy.

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Secretary of State

State of Wyoming

The Capitol

Cheyenne, WY 82002

CONSENT TO

APPOINTMENT BY REGISTERED AGENT

1. The undersigned, C T Corporation System, voluntarily consents to serve as the registered agent for CBL/GP II, Inc. on the date shown below.

2. The registered agent certifies that it is:

(a)	An individual who resides in this state and whose business office is identical with the registered office; or

(b)	A domestic corporation or not-for-profit domestic corporation whose business office is identical with the registered office; or

(c)	A foreign corporation or not-for-profit foreign corporation authorized to transact business in this state whose business office is identical with the registered office.

3. The undersigned knows and understands the duties of a registered agent as set forth in the 1989 Wyoming Business Corporation Act.

DATED this 15th day of December, 1994.

C T CORPORATION SYSTEM

By:	Allan Farnell
Title:	Assistant Secretary

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